Exhibit 99.1

Magellan Petroleum Announces Date for Annual Meeting

DENVER, October 17, 2013 /PRNewswire/ -- Magellan Petroleum Corporation (“Magellan” or the “Company”) (NASDAQ: MPET) today announced that the Company's upcoming annual meeting of shareholders will be held at 10:00 a.m. Mountain Time on December 11, 2013, at the Magnolia Hotel, 818 17th Street, Denver, Colorado 80202. In addition, the Company announced that the Board of Directors has fixed October 21, 2013, as the record date for the determination of the shareholders of the Company entitled to notice of and to vote at the annual meeting of shareholders.

ABOUT MAGELLAN
Magellan Petroleum Corporation is an independent oil and gas exploration and production company with assets in the US, Australia, and the UK. The Company is primarily focused on the development of a CO2-enhanced oil recovery (“CO2-EOR”) program at Poplar Dome in eastern Montana. Historically active in Australia, Magellan operates two gas fields onshore Northern Territory and an exploration block in the Bonaparte Basin, offshore Northern Territory. Magellan also maintains a large acreage position onshore the UK prospective for unconventional shale oil and gas production. Magellan is headquartered in Denver, Colorado. The Company's mission is to enhance shareholder value by maximizing the full potential of existing assets. Magellan routinely posts important information about the Company on its website at www.magellanpetroleum.com.

For further information, please contact:
Matthew Ciardiello, Manager, Investor Relations at 720.484.2404 or IR@magellanpetroleum.com